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                                                                    EXHIBIT 12.1

                               ATHEROGENICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                  NINE MONTHS ENDED
                                                             FISCAL YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,
                                        ------------------------------------------------------------------------  -----------------
                                            1998          1999           2000            2001           2002             2003
                                            ----          ----           ----            ----           ----             ----
EARNINGS:
Net loss                                $(10,733,841)  $(10,433,250)  $(27,965,507)  $(17,639,583)  $(13,949,522)    $(37,467,296)
Add: Fixed charges                           248,375        431,113         36,555         21,534         47,444          653,704
Less: Capitalized interest                        --             --             --             --             --               --
                                        ------------   ------------   ------------   ------------   ------------     ------------

Earnings                                $(10,485,466)  $(10,002,137)  $(27,928,952)  $(17,618,049)  $(13,902,078)    $(36,813,592)
                                        ============   ============   ============   ============   ============     ============

FIXED CHARGES:
Interest expense                        $    248,375   $    195,363   $     36,555   $     21,534   $     47,444     $    653,704
Debt discount on note obligation                  --        235,750             --             --             --               --
                                        ------------   ------------   ------------   ------------   ------------     ------------

Fixed charges                           $    248,375   $    431,113   $     36,555   $     21,534   $     47,444     $    653,704
                                        ============   ============   ============   ============   ============     ============

Deficiency of earnings available to
   cover fixed charges                  $(10,733,841)  $(10,433,250)  $(27,965,507)  $(17,639,583)  $(13,949,522)    $(37,467,296)
                                        ============   ============   ============   ============   ============     ============

Ratio of earnings to fixed charges (1)            --             --             --             --             --               --
                                        ============   ============   ============   ============   ============     ============

----------

1. Fixed charges do not involve estimates for interest within rental expense, which was not considered material for all periods presented.